Exhibit 99.1

NRG Energy, Inc. Reports First Quarter 2022 Results
• Reported $1.7 billion of net income
• Delivered $509 million of Adjusted EBITDA; in line with prior year adjusted for divestitures
• Executing $1 billion share repurchase program; $301 million completed through April 30, 2022
• Maintaining 2022 Adjusted EBITDA and FCFbG guidance

HOUSTON—May 6, 2022—NRG Energy, Inc. (NYSE: NRG) today reported a first quarter 2022 Net Income of $1,736 million, or $7.17 per diluted common share, Adjusted EBITDA for the first quarter of $509 million, and Free Cash Flow before Growth (FCFbG) of $239 million.

"I am pleased by the strong performance of our platform during the first quarter of 2022,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. “Heading into summer, we are well-prepared to serve our customers, the grid, and our shareholders while continuing to advance our strategic growth priorities."

Consolidated Financial Results

	Three Months Ended
($ in millions)	3/31/2022	3/31/2021
Net Income	$1,736	$(82)
Cash provided by Operating Activities	$1,676	$(917)
Adjusted EBITDA[a]	$509	$567
a. Excludes the loss due to Winter Storm Uri of $967 million in 2021

Segments Results
Table 1: Net Income/(Loss)

($ in millions)	Three Months Ended
Segment	3/31/2022	3/31/2021
Texas	$773	$(433)
East	1,541	356
West/Services/Other[a]	(578)	(5)
Net Income	$1,736	$(82)
a. Includes Corporate segment

First quarter net income was $1.7 billion, $1.8 billion higher than first quarter 2021, primarily driven by increased mark-to-market gains on economic hedge positions in 2022 due to significant increases in natural gas prices and power prices as compared to the prior year losses related to Winter Storm Uri.

Table 2: Adjusted EBITDA

($ in millions)	Three Months Ended
Segment	3/31/2022	3/31/2021
Texas	$198	$246
East	325	261
West/Services/Other [a]	(14)	60
Adjusted EBITDA[b]	$509	$567
a. Includes Corporate segment
b. Excludes the loss due to Winter Storm Uri of $967 million in 2021

Texas: First quarter Adjusted EBITDA was $198 million, $48 million lower than first quarter of 2021. This decrease was driven by increased supply costs primarily due to the extended forced outage at Limestone Unit 1 and the Company's more conservative winter hedge profile in the first quarter of 2022 after Winter Storm Uri in 2021, partially offset by increased retail load from favorable weather.

East: First quarter Adjusted EBITDA was $325 million, $64 million higher than first quarter of 2021. This increase was primarily driven by higher natural gas economic gross margin including the impact of transportation and storage contract optimization, partially offset the sale of 4.8 GW fossil generation assets in December 2021.

West/Services/Other: First quarter Adjusted EBITDA was $(14) million, $74 million lower than first quarter of 2021. This decrease was primarily driven by the sale of 4.8 GW fossil generation assets in December 2021, the sale of the whole home warranty business in January 2022 and increased retail natural gas supply costs, partially offset by increased retail natural gas revenue rates and load.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	03/31/22	12/31/21
Cash and Cash Equivalents	$387	$250
Restricted Cash	39	15
Total	426	265
Total Revolving Credit Facility and collective collateral facilities	2,491	2,421
Total Liquidity, excluding collateral received	$2,917	$2,686

As of March 31, 2022, NRG's cash was at $0.4 billion, and $2.5 billion was available under the Company’s credit facilities. Total liquidity was $2.9 billion, which was approximately $0.2 billion higher than at the end of 2021.

NRG Strategic Developments

Expected Uplift Securitization Proceeds

The Texas Legislature passed House Bill 4492 in May of 2021, which among other things, authorized ERCOT to obtain $2.1 billion of securitization financing to distribute to LSEs that were charged and paid to ERCOT exceptionally highly priced real-time Online Reliability Deployment Price Adder and ancillary service costs during Winter Storm Uri (the "Uplift Securitization"). The Company expects to receive proceeds of $689 million from ERCOT in the second quarter of 2022. As previously disclosed, the total Winter Storm Uri impact on capital available for allocation in 2022 is $599 million, net of bill credits owed to large Commercial and Industrial ("C&I") customers.

Limestone Unit 1 Return to Service
In early July 2021, Limestone Unit 1 came offline as a result of damage to the duct work associated with the flue gas desulfurization system. The extended forced outage ended in April of 2022 and the unit has returned to service.

Maintaining 2022 Guidance
NRG is maintaining its Adjusted EBITDA, Adjusted Cash from Operations, and FCFbG guidance for 2022 as set forth below.

Table 4: 2022 Adjusted EBITDA, Adjusted Cash from Operations, and FCFbG Guidance

2022
(In millions)	Maintaining Guidance
Adjusted EBITDA[a]	$1,950 - $2,250
Adjusted Cash Flow from Operations	$1,380 - $1,680
FCFbG	$1,140 - $ 1,440
a. Non-GAAP financial measure; see Appendix Table A-5 for GAAP Reconciliation to Net Income that excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year.

Capital Allocation Update
As announced on December 6, 2021, the Company's Board of Directors authorized $1 billion for share repurchases. The program began in 2021 with $39 million in share repurchases completed in December 2021, and an incremental $262 million completed through April 30, 2022; the balance of $699 million under the program is expected to be executed by the end of 2022.

NRG declared its first quarter of 2022 dividend on the Company’s common stock on January 21, 2022 of $0.35 per share, or $1.40 per share on an annualized basis. The dividend represented an 8% increase from the prior year, in line with the Company’s previously announced annual dividend growth rate target of 7-9% per share.

On April 20, 2022, NRG declared a quarterly dividend on the Company's common stock of $0.35 per share, payable on May 16, 2022 to stockholders of record as of May 2, 2022.

The Company remains committed to maintaining a strong balance sheet and continues to work to achieve investment grade credit metrics. The Company expects to grow into its target investment grade metrics of 2.50x-2.75x corporate net debt to adjusted EBITDA primarily through the realization of Direct Energy run-rate earnings and other growth initiatives.

The Company's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of NRG’s common stock that are repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the company’s ability to maintain satisfactory credit ratings.

Earnings Conference Call
On May 6, 2022, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrg.com and clicking on “Investors” then "Presentations & Webcasts." The webcast will be archived on the site for those unable to listen in real time.

About NRG
At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to millions of customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power and gas markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally, our ability to access capital markets, the potential impact of COVID-19 or any other pandemic on the Company’s operations, financial position, risk exposure and liquidity, data privacy, cyberterrorism and inadequate cybersecurity, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions or asset sales, our ability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve our net debt targets, our ability to achieve or maintain investment grade credit metrics, our ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, our ability to operate our business efficiently, our ability to retain retail customers, our ability to realize value through our market operations strategy, the ability to successfully integrate businesses of acquired companies, including Direct Energy, our ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and our ability to execute our Capital Allocation Plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA, adjusted cash flow from operations and free cash flow guidance are estimates as of May 6, 2022. These estimates are based on assumptions the company believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

Media:	Investors:

Laura Avant	Kevin L. Cole, CFA
713.537.5437	609.524.4526

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2022	2021
Revenue
Revenue	$7,896	$8,091
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	4,930	6,857
Depreciation and amortization	183	317
Selling, general and administrative costs	322	337
Provision for credit losses	25	611
Acquisition-related transaction and integration costs	8	42
Total operating costs and expenses	5,468	8,164
(Loss)/Gain on sale of assets	(3)	17
Operating Income/(Loss)	2,425	(56)
Other Income/(Expense)
Equity in (losses) of unconsolidated affiliates	(15)	(6)
Other income, net	—	22
Interest expense	(103)	(127)
Total other expense	(118)	(111)
Income/(Loss) Before Income Taxes	2,307	(167)
Income tax expense/(benefit)	571	(85)
Net Income/(Loss)	$1,736	$(82)
Income/(loss) per Share
Weighted average number of common shares outstanding — basic and diluted	242	245
Income/(loss) per Weighted Average Common Share —Basic and Diluted	$7.17	$(0.33)

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three months ended March 31,
(In millions)	2022	2021
Net Income/(Loss)	$1,736	$(82)
Other Comprehensive Income
Foreign currency translation adjustments	9	3
Defined benefit plans	(1)	—
Other comprehensive income	8	3
Comprehensive Income/(Loss)	$1,744	$(79)

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$387	$250
Funds deposited by counterparties	2,570	845
Restricted cash	39	15
Accounts receivable, net	3,291	3,245
Uplift securitization proceeds receivable from ERCOT	689	689
Inventory	354	498
Derivative instruments	9,089	4,613
Cash collateral paid in support of energy risk management activities	9	291
Prepayments and other current assets	409	395
Total current assets	16,837	10,841
Property, plant and equipment, net	1,643	1,688
Other Assets
Equity investments in affiliates	151	157
Operating lease right-of-use assets, net	256	271
Goodwill	1,796	1,795
Intangible assets, net	2,391	2,511
Nuclear decommissioning trust fund	949	1,008
Derivative instruments	3,561	2,527
Deferred income taxes	1,638	2,155
Other non-current assets	255	229
Total other assets	10,997	10,653
Total Assets	$29,477	$23,182
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	4	4
Current portion of operating lease liabilities	82	81
Accounts payable	2,216	2,274
Derivative instruments	6,076	3,387
Cash collateral received in support of energy risk management activities	2,570	845
Accrued expenses and other current liabilities	1,285	1,324
Total current liabilities	12,233	7,915
Other Liabilities
Long-term debt and finance leases	8,026	7,966
Non-current operating lease liabilities	220	236
Nuclear decommissioning reserve	325	321
Nuclear decommissioning trust liability	602	666
Derivative instruments	1,977	1,412
Deferred income taxes	68	73
Other non-current liabilities	996	993
Total other liabilities	12,214	11,667
Total Liabilities	24,447	19,582
Commitments and Contingencies
Stockholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 423,839,804 and 423,547,174 shares issued and 239,216,140, and 243,753,899 shares outstanding at March 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in-capital	8,433	8,531
Retained earnings	2,171	464
Treasury stock, at cost 184,623,664, and 179,793,275 shares at March 31, 2022 and December 31, 2021, respectively	(5,460)	(5,273)
Accumulated other comprehensive loss	(118)	(126)
Total Stockholders' Equity	5,030	3,600
Total Liabilities and Stockholders' Equity	$29,477	$23,182

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In millions)	2022	2021
Cash Flows from Operating Activities
Net Income/(Loss)	$1,736	$(82)
Adjustments to reconcile net income/(loss) to cash provided by operating activities:
Distributions from and equity in losses of unconsolidated affiliates	18	17
Depreciation and amortization	183	317
Accretion of asset retirement obligations	7	3
Provision for credit losses	25	611
Amortization of nuclear fuel	14	13
Amortization of financing costs and debt discounts	6	11
Amortization of in-the-money contracts and emissions allowances	147	7
Amortization of unearned equity compensation	6	4
Net gain on sale and disposal of assets	(6)	(18)
Changes in derivative instruments	(2,816)	(902)
Changes in deferred income taxes and liability for uncertain tax benefits	527	(71)
Changes in collateral deposits in support of energy risk management activities	2,007	1
Changes in nuclear decommissioning trust liability	(7)	15
Changes in other working capital	(171)	(843)
Cash provided/(used) by operating activities	1,676	(917)
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	(26)	(3,482)
Capital expenditures	(60)	(63)
Net purchases of emission allowances	(18)	(5)
Investments in nuclear decommissioning trust fund securities	(151)	(129)
Proceeds from the sale of nuclear decommissioning trust fund securities	161	118
Proceeds from sale of assets, net of cash disposed	14	197
Cash used by investing activities	(80)	(3,364)
Cash Flows from Financing Activities
Payments of dividends to common stockholders	(85)	(80)
Payments for share repurchase activity	(188)	(9)
Net receipts from settlement of acquired derivatives that include financing elements	561	190
Net proceeds of Revolving Credit Facility and Receivables Securitization Facilities	—	825
Repayments of long-term debt and finance leases	(1)	(1)
Payments of debt issuance costs	—	(2)
Proceeds from issuance of common stock	—	1
Cash provided by financing activities	287	924
Effect of exchange rate changes on cash and cash equivalents	3	1
Net Increase/(Decrease) in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	1,886	(3,356)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	1,110	3,930
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$2,996	$574

Appendix Table A-1: First Quarter 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Net Income/(Loss)	$773	$1,541	$125	$(703)	$1,736
Plus:
Interest expense, net	—	(1)	7	94	100
Income tax	—	—	(1)	572	571
Depreciation and amortization	76	78	21	8	183
ARO expense	3	2	2	—	7
Contract and emission credit amortization, net	(2)	147	2	—	147
EBITDA	850	1,767	156	(29)	2,744
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	18	—	18
Acquisition and divestiture integration and transaction costs	—	—	—	10	10
Deactivation costs	—	4	—	—	4
Loss on sale of assets	—	—	1	2	3
Other non-recurring charges	1	—	(6)	12	7
Mark-to-market (MtM) for economic hedging activities, net	(653)	(1,446)	(178)	—	(2,277)
Adjusted EBITDA	$198	$325	$(9)	$(5)	$509

First Quarter 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Revenue[1]	$2,025	$4,857	$1,156	$—	$8,038
Cost of fuel, purchased power and other cost of sales[2]	1,458	4,267	1,055	1	6,781
Economic gross margin	567	590	101	(1)	1,257
Operations & maintenance and other cost of operations[3]	228	132	56	—	416
Selling, general and administrative costs[4]	144	117	49	10	320
Provision for credit losses	3	14	8	—	25
Other	(6)	2	(3)	(6)	(13)
Adjusted EBITDA	$198	$325	$(9)	$(5)	$509
1 Excludes MtM loss of $133 million and contract amortization of $9 million
2 Includes TDSP expenses, capacity and emissions credits
3 Excludes ARO expense of $7 million, deactivation costs of $4 million and other-non recurring charges of ($6 million)
4 Excludes acquisition and divestiture integration and transaction costs of $2 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$7,896	$9	$133	$—	$—	$8,038
Cost of operations (excluding depreciation and amortization shown below)[1]	4,509	(138)	2,410	—	—	6,781
Depreciation and amortization	183	(183)	—	—	—	—
Gross margin	3,204	330	(2,277)	—	—	1,257
Operations & maintenance and other cost of operations	421	—	—	(4)	(1)	416
Selling, general and administrative costs	322	—	—	—	(2)	320
Provision for credit losses	25	—	—	—	—	25
Other	700	(671)	—	—	(42)	(13)
Net Income/(Loss)	$1,736	$1,001	$(2,277)	$4	$45	$509
1 Excludes Operations & maintenance and other cost of operations of $421 million
2 Includes adjustment to reflect NRG share of Adj EBITDA of $18 million, acquisition and divestiture integration and transaction costs of $10 million, ARO expense $7 million, and other non-recurring charges of $7 million

Appendix Table A-2: First Quarter 2021 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net (Loss)/Income:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Net (Loss)/Income	$(433)	$356	$74	$(79)	$(82)
Plus:
Interest expense, net	—	—	3	123	126
Income tax	—	—	5	(90)	(85)
Depreciation and amortization	77	206	27	7	317
ARO expense	2	3	(2)	—	3
Contract and emission credit amortization, net	1	—	—	—	1
EBITDA	(353)	565	107	(39)	280
Winter Storm Uri impact	1,121	(142)	(13)	1	967
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	20	—	20
Acquisition and divestiture integration and transaction costs	—	—	—	44	44
Legal settlements	—	—	—	6	6
Gain on sale of assets	—	—	(17)	—	(17)
Other non recurring charges	2	—	1	(15)	(12)
Mark-to-market (MtM) for economic hedging activities, net	(524)	(162)	(35)	—	(721)
Adjusted EBITDA	$246	$261	$63	$(3)	$567

First Quarter 2021 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Revenue[1]	$3,703	$3,499	$923	$(2)	$8,123
Cost of fuel, purchased power and other cost of sales[2]	3,606	2,817	760	—	7,183
Economic gross margin	97	682	163	(2)	940
Operations & maintenance and other cost of operations[3]	229	135	60	(1)	423
Selling, marketing, general & administrative[4]	145	140	41	8	334
Provision for credit losses	602	6	3	—	611
Other	(4)	(2)	(17)	(5)	(28)
Winter Storm Uri impact	(1,121)	142	13	(1)	(967)
Adjusted EBITDA	$246	$261	$63	$(3)	$567
1 Excludes MtM loss of $32 million
2 Includes TDSP expenses, capacity and emissions credits
3 Excludes ARO expense of $3 million
4 Excludes acquisition and divestiture integration and transaction costs of $2 million and other non-recurring charges of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Winter Storm Uri	Other adj.[2]	Adjusted EBITDA
Revenue	$8,091	$—	$32	$(2,647)	$—	$5,476
Cost of operations (excluding depreciation and amortization shown below)[1]	6,431	(1)	753	(3,008)	—	4,175
Depreciation and amortization	317	(317)	—		—	—
Gross margin	1,343	318	(721)	361	—	1,301
Operations & maintenance and Other cost of operations	426	—	—	—	(3)	423
Selling, marketing, general & administrative	337	—	—	(21)	(3)	313
Provision for credit losses	611	—	—	(585)	—	26
Other	51	(40)	—	—	(39)	(28)
Net (Loss)/Income	$(82)	$358	$(721)	$967	$45	$567
1 Excludes Operations & maintenance and other cost of operations of $426 million
2 Includes adjustment to reflect acquisition and divestiture integration and transaction costs of $44 million, NRG share of Adj EBITDA of $20 million, gain on sale of business $17 million

Appendix Table A-3: 2022 Three Months Ended March 31, 2022 Adjusted Cash Flow from Operations Reconciliations

The following table summarizes the calculation of adjusted cash flow operating activities providing a reconciliation to net cash provided by operating activities:

Three Months Ended
($ in millions)	March 31, 2022
Adjusted EBITDA	$509
Interest payments, net	(95)
Income tax	18
Collateral / working capital / other	1,244
Cash Provided by Operating Activities	1,676
Winter Storm Uri C&I credits and remaining open accounts receivables	25
Net receipts from settlement of acquired derivatives that include financing elements	561
Acquisition and divestiture transaction and integration costs	10
Encina site improvement	5
Adjustment for change in collateral	(2,007)
Nuclear decommissioning trust liability	10
Effect of exchange rate changes on cash and cash equivalents	3
Adjusted Cash Flow from Operating Activities	283
Maintenance Capital Expenditures, net	(43)
Environmental Capital Expenditures, net	(1)
Free Cash Flow Before Growth Investments (FCFbG)	$239

Appendix Table A-4: Three Months Ended March 31, 2022 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity through first quarter of 2022:

($ in millions)	Three months ended March 31, 2022
Sources:
Adjusted Cash Flow from Operating Activities	$283
Return of cash collateral paid	282
Increase in availability of collective collateral facilities	70
Proceeds from sale of assets	14
Uses:
Payments for share repurchase activity	(188)
Payments of dividends to common stockholders	(85)
Maintenance and Environmental capital expenditures, net	(44)
Payments for acquisitions of businesses and assets, net of cash acquired	(26)
Winter Storm Uri	(25)
Growth Investment capital expenditures	(16)
Acquisition and divestiture integration and transaction costs	(10)
Other investing and financing	(24)
Change in Total Liquidity	$231

Appendix Table A-5: 2022 Guidance Reconciliation
The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Net Income/(Loss), and the calculation of Free Cash Flow before Growth providing reconciliation to Cash from Operations:

2022
($ in millions)	Guidance
Net Income[1]	$ 480 - 780
Interest expense, net	380
Income tax	210
Depreciation, amortization, contract amortization, and ARO expense	760
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	70
Other costs[2]	50
Adjusted EBITDA	1,950 - 2,250
Interest payments, net	(395)
Income tax	(20)
Working capital / other assets and liabilities	(165)
Cash provided by Operating Activities	1,370 - 1,670
Adjustments: proceeds from investment and asset sales, collateral, nuclear decommissioning trust liability	10
Adjusted Cash flow from Operations	1,380 - 1,680
Maintenance capital expenditures, net	(220) - (240)
Environmental capital expenditures, net	(5) - (10)
Free Cash Flow before Growth	$ 1,140 - 1,440
1 For purposes of guidance fair value adjustments related to derivatives are assumed to be zero
2 Includes deactivation costs and integration expenses

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest expense (including loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.

Economic gross margin is a non-GAAP financial measure NRG provides to show gross margin excluding the impact of unrealized mark-to-market gains and losses on economic hedge positions as they relate to hedges that will settle in future periods, and contract and emission credit amortization as it is based on the valuation of acquired intangible assets as of the date of acquisition and is not reflective of current economic conditions or Company performance. Management believes economic gross margin is useful to investors and other users of NRG's financial statements in evaluating its current period operating performance.
Adjusted cash flow from operating activities is a non-GAAP financial measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, changes in the nuclear decommissioning trust liability, and the impact of extraordinary, unusual or non-recurring items. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing cash from operations and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in cash from investing.

Free cash flow (before Growth investments) is adjusted cash flow from operations less maintenance and environmental capital expenditures, net of funding, preferred stock dividends and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow before Growth investments as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth Investment is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth Investment is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth Investment is a performance measure and is not intended to represent net income (loss), cash from operations (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.